Exhibit 99.1

FOR IMMEDIATE RELEASE

Hudson Technologies, Inc. Announces Pricing of Underwritten Public Offering of Common Stock

6,000,000 Shares to be Issued at $2.50 Per Share

PEARL RIVER, NY, June 6, 2014 – Hudson Technologies, Inc. (NASDAQ: HDSN), announced today the pricing of its previously announced underwritten public offering of 6,000,000 shares of its common stock at a purchase price of $2.50 per share. The gross proceeds to Hudson Technologies from this offering are expected to be approximately $15,000,000 (assuming no exercise of the Underwriters’ over-allotment option), before deducting underwriting discounts and estimated offering expenses. Hudson Technologies has granted the underwriters a 30-day option to purchase up to an aggregate of 900,000 additional shares of common stock to cover over-allotments, if any. The offering is expected to close on or about June 11, 2014, subject to customary closing conditions.

Hudson Technologies intends to use the net proceeds from this offering for working capital and general corporate purposes which may include, among other things, funding acquisitions, although the Company has no present commitments or agreements with respect to any such transactions. Hudson Technologies may also use a portion of the proceeds to reduce or repay indebtedness under its loan agreement with its existing commercial lender.

In connection with the offering, William Blair & Company, L.L.C. acted as the sole book-running manager. Craig-Hallum Capital Group LLC and Roth Capital Partners acted as co-managers for the offering.

A shelf registration statement relating to the shares of common stock to be issued in the offering has been filed with the Securities and Exchange Commission (“SEC”) and is effective. A preliminary prospectus supplement relating to the offering has been filed with the SEC and a final prospectus supplement relating to the offering will be filed with the SEC. When available, copies of the final prospectus supplement and accompanying prospectus relating to the offering may be obtained by contacting William Blair & Company, L.L.C. at 222 West Adams Street, Chicago, IL 60606, Attention: Prospectus Department, by telephone at (800) 621-0687, or by email at prospectus@williamblair.com. Electronic copies of the final prospectus supplement and accompanying prospectus will also be available on the SEC website at http://www.sec.gov.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale is not permitted.

About Hudson Technologies

Hudson Technologies, Inc. is a leading provider of innovative solutions to recurring problems within the refrigeration industry. Hudson's proprietary RefrigerantSide® Services increase operating efficiency and energy savings, and remove moisture, oils and other contaminants frequently found in the refrigeration circuits of large comfort cooling and process refrigeration systems. Performed at a customer's site as an integral part of an effective scheduled maintenance program or in response to emergencies, RefrigerantSide® Services offer significant savings to customers due to their ability to be completed rapidly and at higher purity levels, and can be utilized while the customer's system continues to operate. In addition, the Company sells refrigerants and provides traditional reclamation services to the commercial and industrial air conditioning and refrigeration markets. For further information on Hudson Technologies, please visit the Company's web site at www.hudsontech.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This news release contains certain forward-looking statements that involve risks and uncertainties, including, without limitation, statements regarding the completion, timing and size of the public offering, the Underwriters’ exercise of the over-allotment option, Hudson Technologies’ anticipated proceeds from the offering and its use of those proceeds. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include, without limitation, risks and uncertainties related to market conditions and the satisfaction of customary closing conditions related to the public offering. There can be no assurance that Hudson Technologies will be able to complete the public offering on the anticipated terms, or at all.

Additional risks and uncertainties faced by the Company are contained from time to time in the Company’s filings with the SEC, including, but not limited to, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and its subsequent quarterly reports on Form 10-Q and current reports on Form 8-K, which you may obtain for free on the SEC’s website at http://www.sec.gov. Collectively, these risks and uncertainties could cause the Company’s actual results to differ materially from those projected in the forward-looking statements contained herein and you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company disclaims any intention or obligation to update, amend or clarify these forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Investor Relations Contact: John Nesbett/Jennifer Belodeau Institutional Marketing Services (IMS) (203) 972-9200 jnesbett@institutionalms.com	Company Contact: Brian F. Coleman, President & COO Hudson Technologies, Inc. (845) 735-6000 bcoleman@hudsontech.com